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Exhibit 28.1

Information from reports furnished to state insurance regulatory authorities - Reconciliation of reserves for unpaid losses and settlement expenses.

The domestic insurance subsidiaries of the Company are required to file annual statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). The differences between the net liability reported in the accompanying consolidated financial statements in accordance with generally accepted accounting principles
(GAAP) and that reported in the annual statutory statements are as follows:

                                                      At December 31, 1996
                                                            (In thousands)
                                                            --------------

     Net liability reported on a statutory basis                  $241,079

     Adjustments:
      Interest imputed on commutation settlements                     (295)
                                                                  --------

     Net liability reported on a GAAP basis                       $240,784
                                                                  --------
                                                                  --------


     Reconciliation of the GAAP net liability:

     Gross unpaid losses and settlement expenses                  $405,801
     Reinsurance balances recoverable on unpaid losses
      and settlement expenses                                     (165,017)
                                                                  --------

     Net liability reported on a GAAP basis                       $240,784
                                                                  --------
                                                                  --------


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